Filed pursuant to 424(b)(3)

Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 7 DATED FEBRUARY 7, 2014

TO THE PROSPECTUS DATED AUGUST 14, 2013

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated August 14, 2013 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 9, 2013, Supplement No. 2, dated October 25, 2013, Supplement No. 3, dated December 20, 2013, Supplement No. 4, dated December 31, 2013, Supplement No. 5, dated January 16, 2014 and Supplement No. 6, dated January 23, 2014. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.	To provide an update to the section of the Prospectus titled “ERISA Considerations”

B.	To provide an update to the section of the Prospectus titled “Plan of Distribution”

A. Updates to the Section of the Prospectus Titled “ERISA Considerations”

1. The language following the first bullet point in the fourth paragraph under the subsection titled “Plan Asset Considerations” beginning on page 172 of the Prospectus is deleted in its entirety and replaced with the following:

•	Sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act, as amended, within a specified time period;

2. The first two sentences of the fifth paragraph under the subsection titled “Plan Asset Considerations” beginning on page 172 of the Prospectus are deleted in their entirety and replaced with the following:

Shares of common stock are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class that will be registered under the Exchange Act within the specified time period. In addition, we expect to have over 100 independent stockholders, such that shares of common stock will be “widely held.”

B. Updates to the Section of the Prospectus Titled “Plan of Distribution”

The following new subsection is inserted after the last paragraph on page 181 of the Prospectus and supersedes Section A.3 of Supplement No. 6, dated January 23, 2014:

Ameriprise Financial

We, the Dealer Manager, the Advisor and the Sponsor entered into a selected dealer agreement with Ameriprise Financial, as amended, pursuant to which Ameriprise Financial was appointed as a participating broker dealer to sell our shares in this offering on a “best efforts” basis. Subject to certain limitations set forth in the agreement, we, the Dealer Manager, the Advisor and the Sponsor, jointly and severally, agreed to indemnify Ameriprise Financial against certain losses, liability, claims, damages and expenses caused by certain untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in connection with the offering, certain filings with the SEC or certain other public statements, certain liability associated with failure to qualify for an applicable ERISA exception during a specified time period, or the breach by us, the Dealer Manager, the Advisor or the Sponsor or any employee or agent acting on our or their behalf, of any of the representations, warranties, covenants, terms and conditions of the agreement. In addition, we have agreed to reimburse certain principals of the Sponsor for any amounts they are required to pay to Ameriprise Financial concerning these matters. Please see “Conflicts of Interest.”